(d)(2)(ii)

November 5, 2019

Christopher Kurtz

Vice President, Finance

Voya Investment Management Co. LLC

One Orange Way, C1-N

Windsor, CT 06095

Dear Mr. Kurtz:

Pursuant to the Sub-Advisory Agreement, effective as of November 18, 2014, as amended (the “Agreement”), between Voya Investments, LLC and Voya Investment Management Co. LLC (the “Sub-Adviser”), we hereby notify you of our intention to retain you as Sub-Adviser to render investment advisory services to Voya Global Diversified Payment Fund II (to be renamed Voya Global Diversified Payment Fund) (the “Fund”), effective on November 5, 2019, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the Fund to the Amended Schedule A of the Agreement.  The Amended Schedule A, which indicates the annual sub-adviser fee rate for the Fund, is attached hereto.

Please signify your acceptance to act as Sub-Adviser for the Fund by signing below where indicated.

Very sincerely,

		By:	/s/ Todd Modic
Todd Modic
Senior Vice President
Voya Investments, LLC

ACCEPTED AND AGREED TO:
Voya Investment Management Co. LLC

By:	/s/ Christopher Kurtz

Name:	Christopher Kurtz

Title:	VP Finance

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

VOYA INVESTMENTS, LLC

and

VOYA INVESTMENT MANAGEMENT CO. LLC

Series	Annual Sub-Advisory Fee (as a percentage of average daily assets allocated to the Sub-Adviser)
Voya Diversified Emerging Markets Debt Fund	0.3150%

Voya Global Bond Fund	0.1800%

Voya Global Corporate Leaders® 100 Fund	0.2300%

Voya Global Diversified Payment Fund II (to be renamed Voya Global Diversified Payment Fund)	Direct Investments(1) 0.1350% Underlying Funds(2) 0.0360%

Voya Global Equity Dividend Fund	0.2250%

Voya Global Equity Fund	0.2300%

(1)         “A “Direct Investment” is an investment in a financial instrument issued by an issuer that is not a part of the Voya family of funds, including, but not limited to: a security issued by an investment company that is not a part of the Voya family of funds, including exchange traded funds; a security issued by a non-mutual fund issuer, such as an operating company; and derivative instruments other than call options written by Voya Investment Management Co. LLC. The phrase “family of funds” shall have the same meaning as “fund complex” as defined in Item 17 of Form N-1A, as it was in effect as of the date of this contract.

(2)         “Underlying Funds” shall mean open-end investment companies registered under the 1940 Act within the Voya family of funds.  The phrase “family of funds” shall have the same meaning as “fund complex” as defined in Item 17 of Form N-1A, as it was in effect as of the date of this contract.

Series	Annual Sub-Advisory Fee (as a percentage of average daily assets allocated to the Sub-Adviser)
Voya Global Perspectives® Fund	Direct Investments(3) 0.1350% Underlying Funds(4) 0.0450%

Voya International High Dividend Low Volatility Fund	0.2300%

Voya Multi-Manager Emerging Markets Equity Fund	[Redacted]

Voya Multi-Manager International Factors Fund	[Redacted]

Voya Russia Fund	0.5625%

Effective date: November 5, 2019, to reflect the addition of Voya Global Diversified Payment Fund II (to be renamed Voya Global Diversified Payment Fund).